1347 Property Insurance Holdings, Inc. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES
2017 THIRD QUARTER FINANCIAL RESULTS

Year-over-Year Book Value Per Share Increases Despite Storm Activity

Conference Call Scheduled For November 14, 2017 at 10:00 a.m. ET

Tampa, FL – November 13, 2017 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty property insurance in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its third quarter ended September 30, 2017.

Third Quarter 2017 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Net loss was approximately $(2.3) million, or $(0.38) per diluted share, compared to net loss of $(1.8) million, or $(0.30) per diluted share.
•	Gross premiums written rose 22.9% to $17.2 million from $14.0 million.
•	Net premiums earned grew 21.0% to $8.6 million from $7.1 million.
•	Gross losses from Hurricane Harvey estimated to be $23.0 million. Company retention of $5.0 million before tax.
•	Net combined ratio was 148.1%; compared with 144.1% in the prior year quarter.
•	Book value per share increases to $7.62 at September 30, 2017 compared to $7.57 at September 30, 2016.
•	Direct in-force policy count at September 30, 2017 increased 23.8% to 39,500 from 31,900 a year ago.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “Despite the impact of weather-related losses on our bottom line, we saw a number of bright spots in the third quarter. Our Louisiana business has performed well and we expect to grow it incrementally through the remainder of the year. Our business in Texas continues to accelerate and now accounts for roughly 25% of our total policy premium and a majority of the new business we write. We are seeing strong demand in the I-35 corridor from Dallas to San Antonio, which is helping us spread our risk inland from the coast. We also responded very quickly to help our policyholders impacted by Hurricane Harvey. As of October 31st, we had closed approximately 93% of storm-related claims, which was above our internal goal of 90%.” Mr. Raucy continued, “The Company has devoted considerable time and resources on both strategy and analytics as we prepare for our entry into the Florida market. We intend to participate in the upcoming depopulation programs in December and in 2018, and also expect to begin writing voluntary policies in 2018. Ahead of that launch, we have been working to build our independent agent network in the state and have received a very warm welcome thus far. We are excited to begin working with those agents and their customers soon.”

Operating Review

	(Unaudited)			(Unaudited)
($ in thousands, except ratios and per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2017	2016	Change	2017	2016	Change
Gross premiums written	$17,163	$13,966	22.9%	$48,817	$39,484	23.6%
Ceded premiums written	$6,051	$5,973	1.3%	$16,426	$15,414	6.6%
Gross premiums earned	$14,907	$12,546	18.8%	$42,469	$35,822	18.6%
Ceded premiums earned	$6,275	$5,410	16.0%	$17,437	$12,953	34.6%
Net premiums earned	$8,632	$7,136	21.0%	$25,032	$22,869	9.5%

Total revenues	$9,354	$7,632	22.6%	$26,994	$24,124	11.9%

Gross losses and loss adjustment expenses	$26,185	$13,091	100.0%	$40,234	$28,325	42.0%
Ceded losses and loss adjustment expenses	$18,390	$6,648	176.6%	$26,425	$13,408	97.1%
Net losses and loss adjustment expenses	$7,795	$6,443	21.0%	$13,809	$14,917	(7.4)%

Amortization of deferred policy acquisition costs	$2,755	$2,095	31.5%	$7,867	$6,148	28.0%
General and administrative expenses	$2,145	$1,658	29.4%	$6,535	$4,982	31.2%
Loss and amortization charges related to MSA termination	$93	$89	4.5%	$276	$263	4.9%

Loss before tax benefit	$(3,434)	$(2,653)	(29.4)%	$(1,493)	$(2,186)	31.7%
Net loss	$(2,263)	$(1,806)	(25.3)%	$(1,096)	$(1,581)	30.7%
Weighted average diluted shares outstanding	5,962	6,023	(1.0)%	5,958	6,077	(2.0)%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	(81.3)%	(9.9)%	(71.4) pts	(21.2)%	(1.3)%	(19.9) pts
Gross loss ratio	175.7%	104.3%	71.4 pts	94.7%	79.1%	15.6 pts
DPAC ratio	18.5%	16.7%	1.8 pts	18.5%	17.2%	1.3 pts
G&A ratio	14.4%	13.2%	1.2 pts	15.4%	13.9%	1.5 pts
Combined gross ratio	127.3%	124.3%	3.0 pts	107.4%	108.9%	(1.5) pts
Ratios to Net Premiums Earned:(1)
Net loss ratio	90.3%	90.3%	0.0 pts	55.2%	65.2%	(10.0) pts
Net expense ratio	57.8%	53.8%	4.0 pts	58.6%	49.8%	8.8 pts
Net combined ratio	148.1%	144.1%	4.0 pts	113.8%	115.0%	(1.2) pts
(1)	See “Definition of Non-U.S. GAAP Financial Measures” Section below

Quarterly Financial Review

Premiums

Gross premiums written were $17.2 million for the quarter ended September 30, 2017, up 22.9% from $14.0 million in the prior year quarter. Gross premiums earned rose 18.8% to $14.9 million for the quarter ended September 30, 2017 compared with $12.5 million for the quarter ended September 30, 2016. As has been the case in recent quarters, the increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents, particularly in Texas where the Company is reporting solid growth across all its product lines with Homeowner’s policies especially strong. This business compliments Maison’s specialty wind-only product and provides diversification in terms of spread of risk and the purchase of reinsurance.

Net premiums earned increased 21.0% to $8.6 million for the quarter ended September 30, 2017 compared with $7.1 million for the quarter ended September 30, 2016.

Losses and Loss Adjustment Expenses

The gross loss ratio in the third quarter was 175.7% compared to 104.3% for prior year period. The net loss ratio for the quarter ended September 30, 2017 was 90.3% compared to 90.3% for the quarter ended September 30, 2016. Catastrophe losses (as defined in the table below) contributed most heavily to the loss ratio in both the third quarter of 2017, with the impact of Hurricane Harvey in Texas, as well as the third quarter of 2016 where we experienced a significant flooding event in Louisiana. The Company also incurred higher non-weather losses of $2.8 million in the third quarter of 2017, which contributed 32.9% to our loss ratio, compared with losses of $1.6 million, or 23.1%, in the same period in the prior year. The third quarter loss ratio was positively offset by redundancy due to the release of prior period reserves in the amount of $0.9 million, which benefited the loss ratio in the third quarter of 2017 by 10.7%, compared to redundancy of $0.05 million, or 0.7%, in the same quarter a year ago. The following table sets forth the components of our net incurred losses and net loss ratios for the three and nine months ended September 30, 2017 and 2016.

(amounts in thousands)	Three months ended September 30,
	2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Non-catastrophe weather losses	$881	10.2%	$51	0.7%
Non-weather losses	2,836	32.9%	1,648	23.1%
Core loss(1)	3,717	43.1%	1,699	23.8%
Catastrophe loss(2)	5,000	57.9%	4,798	67.2%
Prior period (redundancy) development(3)	(922)	(10.7)%	(54)	(0.7)%
Net losses and LAE incurred	$7,795	90.3%	$6,443	90.3%

	Nine months ended September 30,
	2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Non-catastrophe weather losses	$2,753	11.0%	$430	1.9%
Non-weather losses	6,500	26.0%	4,876	21.3%
Core loss(1)	9,253	37.0%	5,306	23.2%
Catastrophe loss(2)	6,700	26.7%	9,784	42.8%
Prior period (redundancy) development(3)	(2,144)	(8.5)%	(173)	(0.8)%
Net losses and LAE incurred	$(13,809)	55.2%	$14,917	65.2%
(1)	We define Core Loss as net losses and LAE less the sum of catastrophe losses and prior period development/redundancy.

(2)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a catastrophe as a PCS event where the Company’s estimated gross incurred cost (before recovery from reinsurance) exceeds $1,500.

(3)	Prior period development is the amount of ultimate actual loss settlement value which is more than the estimated reserves recorded for a particular liability or loss, while redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the third quarter of 2017 was $2.8 million, a $0.7 million increase over $2.1 million for the third quarter of 2016. As a percentage of gross premiums earned, this expense was 18.5% for the third quarter of 2017, compared to 16.7% for the third quarter of 2016. Consistent with the second quarter, this change was mainly driven by an increase in the effective rate of premium taxes we pay due to a change in the Louisiana insurance code limiting the credits allowed on premium tax returns filed with the state.

General and Administrative Expenses

General and administrative expenses for the third quarter of 2017 were $2.1 million, up from $1.7 million for the third quarter of 2016. General and administrative expenses as a percentage of gross premiums earned rose to 14.4% for the third quarter of 2017 compared to 13.2% for the prior year period. During the second quarter the Company added staff to support its expansion into Florida along with the expected continuation of recent growth trends in Texas. The Company also incurred increased external professional costs as a function of its larger policy count along with launch costs associated with the new products we plan to offer in Florida.

Net Income

In the third quarter of 2017, the Company reported net loss of $(2.3) million, compared to net loss of $(1.8) million in the prior year period. The Company reported net loss of $(0.38) per diluted share during the third quarter of 2017, based on approximately 6.0 million weighted average shares outstanding, compared to net loss of $(0.30) per diluted share during the prior year period, based on approximately 6.0 million weighted average shares outstanding.

Balance Sheet / Investment Portfolio Highlights

At September 30, 2017, the Company held cash, cash equivalents and investments with a carrying value of $75.4 million. As of September 30, 2017, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments, comprised 95% of the investment portfolio.

Conference Call Details
Date:	November 14, 2017
Time:	10:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-0619
International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q3-2017. An audio recording of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses plus loss and amortization charges related to MSA termination	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida, but has not yet started writing business in the state. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and other similar expressions to identify forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. Although we believe that the plans, objectives, expectations, and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements express or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations, and prospects will be achieved.

Important factors that may cause our actual results to differ materially from the results contemplated by the forward looking statements are contained in Item 1A. Risk Factors and elsewhere on the Company’s Form 10-K for the year ended December 31, 2016 and in our subsequent filings with the SEC, and include, among others, the following: (i) our limited operating history and status as an emerging growth company; (ii) lack of future opportunities to participate in take-out programs; (iii) the level of demand for our coverage and the incidence of catastrophic events related to such coverage, including the impact of climate change and our lack of geographic diversification; (iv) our ability to successfully implement our business strategy and expand our operations, including through acquisitions and development of new products; (v) changes in general economic, business, and industry conditions, including cyclical changes in the insurance industry; (vi) our ability to grow and remain profitable in the competitive insurance industry, including our lack of a rating from A.M. Best; (vii) legal, regulatory, and tax developments, including the effects of emerging claim and coverage issues and increased litigation against the insurance industry; (viii) legal actions brought against us; (ix) damage to our reputation; (x) adequacy of our insurance reserves; (xi) availability of reinsurance and ability of reinsurers to pay their obligations; (xii) the failure of our risk mitigation strategies or loss limitation methods; (xiii) our reliance on independent agents to write our insurance and other third parties; (xiv) our ability to maintain our public company status, exchange listing and effective internal control systems; (xv) potential conflicts of interest due to our affiliation with KFSI; (xvi) data security breaches and other factors affecting our information technology systems; (xvii) our ability to attract and retain qualified employees, independent agents and brokers; (xviii) our ability to meet our obligations or obtain additional capital on favorable terms, or at all; (xix) our ability to accurately price the risks that we underwrite; and (xx) restrictions on the use of our net operating loss carryforwards.

We disclaim any obligation to update or revise any forward-looking statements as a result of new information, future events, or for any other reason.

Additional Information

Additional information about 1347 Property Insurance Holdings, Inc., including its Quarterly Report on Form 10-Q for the fiscal third quarter ended September 30, 2017 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue:
Net premiums earned	$8,632	$7,136	$25,032	$22,869
Net investment income	248	151	700	393
Other income	474	345	1,262	862
Total revenue	9,354	7,632	26,994	24,124
Expenses:
Net losses and loss adjustment expenses	7,795	6,443	13,809	14,917
Amortization of deferred policy acquisition costs	2,755	2,095	7,867	6,148
General and administrative expenses	2,145	1,658	6,535	4,982
Accretion of discount on Series B Preferred Shares	93	89	276	263
Total expenses	12,788	10,285	28,487	26,310
Loss before income tax benefit	(3,434)	(2,653)	(1,493)	(2,186)
Income tax benefit	(1,171)	(847)	(397)	(605)
Net loss	$(2,263)	$(1,806)	$(1,096)	$(1,581)

Net loss per common share:
Basic and diluted	$(0.38)	$(0.30)	$(0.18)	$(0.26)
Weighted average common shares outstanding:
Basic and diluted	5,961,636	6,022,983	5,958,407	6,076,838

Consolidated Statements of Comprehensive Income (Loss)

Net loss	$(2,263)	$(1,806)	$(1,096)	$(1,581)
Unrealized gains (losses) on investments available for sale, net of income taxes	25	(11)	94	310
Comprehensive loss	$(2,238)	$(1,817)	$(1,002)	$(1,271)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2017 (unaudited)	December 31, 2016
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $45,252 and $26,793, respectively)	$45,207	$26,559
Equity investments, at fair value (cost of $1,682 and $1,000, respectively)	1,771	1,136
Short-term investments, at cost	1,779	196
Other investments, at cost	945	505
Total investments	49,702	28,396
Cash and cash equivalents	25,679	43,045
Deferred policy acquisition costs, net	6,192	4,389
Premiums receivable, net of allowance for credit losses of $39 and $38, respectively	2,220	2,923
Ceded unearned premiums	3,836	4,847
Reinsurance recoverable on paid losses	7,767	444
Reinsurance recoverable on loss and loss adjustment expense reserves	17,560	3,652
Funds deposited with reinsured companies	—	500
Current income taxes recoverable	632	1,195
Deferred tax asset, net	855	420
Property and equipment, net	213	250
Other assets	867	788
Total assets	$115,523	$90,849

LIABILITIES
Loss and loss adjustment expense reserves	$22,091	$6,971
Unearned premium reserves	32,170	25,821
Ceded reinsurance premiums payable	5,786	5,229
Agency commissions payable	716	497
Premiums collected in advance	1,887	1,128
Funds held under reinsurance treaties	48	73
Accounts payable and other accrued expenses	4,483	2,065
Series B Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 120,000 shares issued and outstanding for both periods	2,744	2,708
Total liabilities	$69,925	$44,492

SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,136,125 and 6,108,125 shares issued and 5,984,766 and 5,956,766 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	$6	$6
Additional paid-in capital	47,052	46,809
Retained (deficit) earnings	(480)	616
Accumulated other comprehensive income (loss)	29	(65)
	46,607	47,366
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	45,598	46,357
Total liabilities and shareholders’ equity	$115,523	$90,849

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com